UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 24, 2009

CLEARWIRE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-34196 (Commission File Number)	56-2408571 (I.R.S. Employer Identification No.)
4400 Carillon Point, Kirkland, WA 98033
(Address of Principal Executive Offices) (Zip Code)
(425) 216-7600
(Registrant’s Telephone Number, Including Area Code)
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          12% Senior Secured Notes due 2015
     On November 24, 2009, Clearwire Communications LLC (the “Company”), an operating subsidiary of Clearwire Corporation, and Clearwire Finance, Inc. (“Finance Co.” and together with the Company, the “Issuers”) issued $1,852,494,000 aggregate principal amount of 12% senior secured notes due 2015 (the “Notes”) pursuant to an Indenture, dated as of November 24, 2009 (the “Indenture”), between the Company and Clearwire Finance, Inc., as co-issuers, the guarantors named therein (the “Guarantors”) and Wilmington Trust FSB, as trustee and collateral agent. The Notes and the guarantees are secured by first-priority liens on substantially all of the Issuers’ and the Guarantors’ assets. The Company used the net proceeds of the Notes to pay off its existing $1.4 billion credit facility as well as to fund fees and expenses of the transaction. The Company plans to use the remaining net proceeds for general corporate purposes.
     The Notes bear interest at a rate of 12% and mature on December 1, 2015. Interest on the Notes will be payable on December 1 and June 1 of each year, commencing on June 1, 2010. The Notes were offered at an original offering price of 97.921%. The Notes are fully and unconditionally guaranteed on a senior secured basis by the Issuers’ existing wholly-owned direct or indirect domestic subsidiaries (other than Clearwire International LLC) and the Issuers’ future wholly-owned direct or indirect domestic subsidiaries that own spectrum assets.
     The Indenture limits the Issuers’ ability and the ability of their restricted subsidiaries to: incur additional indebtedness or issue certain preferred shares; pay dividends on or make other distributions in respect of the Issuers’ capital stock or make other restricted payments; create liens on certain assets to secure debt; make certain investments; sell certain assets; make capital expenditures; agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Issuers’; consolidate, merge, sell or otherwise dispose of all or substantially all of the Issuers’ assets; enter into transactions with the Company’s affiliates; and designate the Issuers’ subsidiaries as Unrestricted Subsidiaries (as defined in the Indenture). In addition, the Indenture limits the activities of Finance Co. and the Spectrum Entities (as defined in the Indenture). Certain of these limitations will be suspended if the Notes receive a rating of “BBB-” or higher from Standard & Poor’s Rating Services (or its successors) and “Baa3” or higher from Moody’s Investors Service, Inc. (or its successors), in each case, with a stable or better outlook.
     Prior to December 1, 2012, the Issuers may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole” premium.
     In addition, at any time and from time to time, prior to December 1, 2012, the Issuers may redeem up to 35% of the original principal amount of the Notes with the net cash proceeds from certain equity offerings at a redemption price equal to 112% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.
     On and after December 1, 2012, the Notes may be redeemed by the Issuers at the following redemption prices (in each case together with accrued and unpaid interest): at any time from and after December 1, 2012, 106%, at any time from and after December 1, 2013, 103%, at any time from and after December 1, 2014, 100%.
     Upon the occurrence of a Change of Control (as defined in the Indenture), any holder of Notes will have the right to require the Issuers to repurchase all or any part of the Notes of such holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase
     If the Issuers or their restricted subsidiaries sell assets following the issue date under certain circumstances, the Issuers will be required to use the net proceeds to prepay certain indebtedness or make an offer to all holders to purchase Notes, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other indebtedness, plus accrued and unpaid interest to the date of purchase.
     The Indenture contains customary events of default. If an event of default occurs and is continuing, the trustee or holders of at least 25% in principal amount of the outstanding Notes may declare the principal of premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are events of default which shall result in the Notes being due and payable immediately upon the occurrence of such events of default.
     The Notes were not registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements. This current report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.
     In connection with the sale of the Notes, on November 24, 2009, the Issuers and the Guarantors entered into a Collateral Agreement (the “Collateral Agreement”) with Wilmington Trust FSB, as collateral agent. Pursuant to the Collateral Agreement, the Notes and the guarantees are secured by a first-priority lien, subject to permitted liens, on substantially all of the assets of the Issuers and the Guarantors, including, but not limited to, all accounts, chattel paper, documents, equipment, general intangibles, intellectual property, instruments, inventory, investment property, letter of credit rights, goods and the capital stock of certain domestic subsidiaries held by the Issuers and the Guarantors and any FCC license rights, but excluding any real property and the capital stock of the Issuers’ and the Guarantors’ foreign subsidiaries.
     A copy of the Indenture is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein. A copy of the Collateral Agreement is attached as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated by reference herein. The descriptions of the material terms of the Indenture and the Collateral Agreement are qualified in their entirety by reference to such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Indenture and the Notes are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.
Item 8.01. Other Events.
     Clearwire Corporation announced on November 24, 2009 that Clearwire Escrow Corporation (the “Escrow Issuer”), an unrestricted subsidiary of Clearwire Communications LLC, has priced a supplemental offering of an additional $920,000,000 aggregate principal amount of 12% senior secured notes due 2015 at an issue price of 97.9%. This offering is in addition to the completion of the offering of $1,852,494,000 aggregate principal amount of 12% senior secured notes due 2015 referred to in Item 1.01 above (the “initial notes”).
     The Escrow Issuer will deposit the gross proceeds of the offering into a segregated escrow account until the date that the Escrow Condition is satisfied. The Escrow Condition is satisfied upon the closing of the second phase of the $1.564 billion in new investment capital from Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Intel Corporation, Eagle River Holdings, LLC and Bright House Networks, LLC. As previously announced, Clearwire Corporation received approximately $1.057 billion in cash from the equity financing on November 13, 2009 and expects to receive an additional $440 million in cash at the closing of the second phase of the equity financing, which is targeted to be completed by year end 2009, and the remaining $66 million will be funded at a third closing, which is targeted to be completed during the first quarter of 2010.
     The proceeds of the notes initially will be pledged for the benefit of the noteholders and upon satisfaction of the Escrow Condition will be used for general corporate purposes. If the Escrow Condition is satisfied, then the Company and Finance Co. will assume all of Escrow Issuer’s obligations under the notes and all of the gross proceeds from the offering will be released to the Company and Finance Co. If the Escrow Condition is not satisfied on or prior to the date that is six months after the issue date of the notes or such earlier date as the Company determines in its discretion that the Escrow Condition cannot be satisfied, $380 million in aggregate principal amount of the notes (the “Redemption Amount”) will be subject to a special mandatory redemption on a pro rata basis from the holders of the notes and the remaining $540 million of notes shall be assumed by the Company and Finance Co. with the associated gross proceeds released to the Company and Finance Co. The special mandatory redemption price for the Redemption Amount of the notes is 100% of the gross proceeds of such notes, plus accrued and unpaid interest on the gross proceeds thereof, calculated using a rate of 12.5% per annum, from the issue date to, but not including, the date of redemption.
     The notes will have substantially identical terms as the initial notes and will be pari passu with the initial notes, but will be a different series of notes. The guarantees of the notes on and after the release of proceeds from escrow will be on the same basis as guarantees of the initial notes. On and after the release of proceeds from escrow, the notes will be secured on the same basis as the initial notes.
     The notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act of 1933.
     The sale of the additional notes is expected to be consummated on or about December 9, 2009, subject to customary closing conditions. Upon release of the escrow, Clearwire Corporation plans to use the proceeds for general corporate purposes.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of November 24, 2009, by and among the Company, Finance Co., the Guarantors and Wilmington Trust FSB, as trustee and collateral agent .

4.2	Form of 12% Senior Secured Note due 2015 (as set forth in Exhibit A to the Indenture filed as Exhibit 4.1 hereto).

4.3	Collateral Agreement, dated as of November 24, 2009, by and among the Company, Finance Co. the subsidiaries of the Company named therein and Wilmington Trust FSB, as collateral agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CLEARWIRE CORPORATION

Dated: December 1, 2009

	By:	/s/ Erik E. Prusch Erik E. Prusch Chief Financial Officer